Exhibit 10.50
To:    Amit Agarwal
From: Brian Bronson
Date:    December 12, 2013
Re:    Transition Agreement

Amit,

On December 11, 2013 we discussed that your employment with Radisys Corporation (the “Company”) will end on January 17, 2014 (the “Termination Date”). This transition agreement (the “Transition Agreement”) contains the details and terms of this transition.

Your continued employment during the transition period will be conditioned as follows:

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You will transition from your current role effective December 20, 2013 and remain actively at work and perform your work as assigned satisfactorily to ensure a smooth transition through January 17, 2014.

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You agree to remain available from December 20, 2013 through the Termination Date to provide specific information to the Company as requested in a reasonable, timely and clear manner and to respond to inquiries as needed by telephone or email.

As provided in your Amended and Restated Severance Agreement dated October 10, 2012, you will be provided with the benefits set forth in Section 3.1 of such Severance Agreement in exchange for your execution of the Release of Claims provided to you, without revocation, and your compliance with the other terms and conditions set forth in your Severance Agreement. Before signing the Release of Claims, you are advised to consult an attorney. You may take 21 days from the last day of your active employment to consider whether you wish to sign the Release of Claims and receive your severance benefits. The “Effective Date” of your Release of Claims will be the eighth calendar day after you sign and return it. Under your Severance Agreement, your severance benefits, if you elect to receive such benefits, will be as follows:

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Pursuant to Section 3.1(a) of your Severance Agreement, your severance amount is equal to six months of base salary, which will be $144,198 (i.e. six times your monthly base salary of $24,033). This amount will be paid out in one lump sum (less taxes and other applicable deductions) within 5 days following the “Effective Date” of the Release of Claims. The severance check is to be delivered to you directly and not direct deposited.

•	Pursuant to Section 3.1(b) of your Severance Agreement, the Company will pay the COBRA premiums due for you and your currently enrolled dependents for six months beginning February 2014.

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Pursuant to Section 3.1(c) of your Severance Agreement, you will receive any payment for which you are eligible based upon the announced payouts of the 2nd Half 2013 Bonus Plan and the 2nd Half 2013 LTIP for the performance period if and when paid pursuant to the applicable plan, except that your payout, if any, under the 2nd Half 2013 Bonus Plan shall not exceed the payout at target performance. These amounts, if any, will be paid on the date you would otherwise have received each such payment if your employment had not been terminated. As provided under the terms and conditions of the 2007 Stock Plan, all RSU awards that have not vested on the Termination Date, including the performance RSUs granted under the Overlay Plan, shall be forfeited.

In addition, if you comply with the terms described above, the Company will provide you with the following additional benefits:

•	The Company does not intend to contest any unemployment claims as long as you are otherwise eligible and the above stated conditions are met.

•	The Company will reimburse you for up to $5,000 of eligible outplacement services upon presentation of acceptable documentation.

There is no obligation, by either party, to engage in future consulting framework / agreement.

This agreement supersedes and replaces that certain agreement dated December 12, 2013, which agreement is of no further force and effect.

Please sign this agreement to acknowledge and agree to the above details and terms.

RADISYS CORPORATION
Date:	January 10, 2014	By:	/s/ Amit Agarwal
Amit Agarwal
Vice President of Software Solutions

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